SynQor Withdraws Motion to Enjoin Vicor Bus Converters

Victory for IBA Power Architects in Need of High Efficiency and High Density

ANDOVER, MA -- (Marketwire - May 16, 2011) - Vicor Corporation (NASDAQ: VICR) today announced that, on May 13th, 2011, SynQor, Inc., unilaterally withdrew its motion to enjoin the manufacture and sale of Vicor Bus Converters that have set the standard for high efficiency and density in Intermediate Bus Architecture applications. Three months after filing its motion, and after three rounds of briefing and extensive expedited discovery, SynQor informed the Court that it was voluntarily abandoning its claim for preliminary injunctive relief against Vicor, only a week prior to the Court's scheduled hearing on the issue. Power system architects, confronting ever increasing power density and cooling challenges, can capture competitive advantages enabled by Vicor's product line of pin-compatible bricks achieving up to 98% efficiency.

Following a December 2010 trial in a prior patent infringement case brought by SynQor against 11 manufacturers of commodity bus converter modules, a U.S. District Court in Marshall, Texas on January 24, 2011, issued an injunction prohibiting those manufacturers from selling unregulated or semi-regulated bus converters in the U.S. market. On January 28, 2011, SynQor filed suit against Ericsson Inc., Cisco Systems, Inc. and Vicor, alleging infringement of the same patent claims. On February 8, 2011, SynQor filed a motion asking the Court to enjoin Ericsson and Vicor from manufacturing and selling bus converter products it accused of infringement.

In opposing SynQor's preliminary injunction motion, Vicor demonstrated that its patented Sine Amplitude Converter™ (SAC) topology, the engine for all of Vicor's bus converter products, is fundamentally different from the "square wave" converters disclosed and claimed in SynQor's patents. Vicor also demonstrated, and SynQor did not dispute, that Vicor's SAC devices were "full-resonant" converters; SynQor had expressly distinguished such converters from its alleged invention before the U.S. Patent and Trademark Office (PTO). Vicor also noted that all of SynQor's asserted claims stood rejected in ongoing reexamination proceedings before the PTO, and provided additional evidence showing that SynQor's claims were invalid over the prior art. Faced with this evidence, SynQor withdrew its injunction motion, thus avoiding the upcoming hearing.

Vicor values its Intellectual Property and respects the Intellectual Property of others. Accordingly, Vicor will do its part to vigorously oppose patent rights abuse aimed at undermining fair competition and fundamental product innovation.

The bus converter market remains supply constrained and customers have been asked to pay high prices for low efficiency, low density square wave converter products. Vicor Sine Amplitude Converters cut the heat and volume of inefficient square wave Bus Converters and DC-DC converters in half and are available now at less than $0.12 per Watt in OEM quantities.

For datasheets and additional information on Vicor DC-DC and AC-DC power products, please visit the Vicor website at http://www.vicorpower.com/VIBRICK_ibc. To order, contact Vicor Customer Service at 800-735-6200 or e-mail custserv@vicr.com.

About Vicor Corporation

Vicor Corporation designs, develops, manufactures, and markets modular power components and complete power systems used primarily by original equipment manufacturers (OEMs) in the communications, computing, defense electronics, industrial control, medical, networking, and test equipment markets.

Factorized Power Architecture, Sine Amplitude Converter, Vicor, V.I Chip, VI BRICK, and VTM are trademarks of Vicor Corporation.

For additional information, contact:
Robert Marchetti
Sr. Manager, Product Marketing
978-749-3511
rmarchetti@vicorpower.com

For media inquiries, please contact:
Perrin McCormick or Andrea Doeringer
HB
781-893-0053
vicor@hbagency.com

Robert DeRobertis
Vicor
978-749-3382
rderobertis@vicr.com